Exhibit 99.1

Owl Rock Capital Corp. Reports Second Quarter Net Investment Income Per Share of $0.34 and
NAV Per Share of $14.52

NEW YORK — August 4, 2020 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today reported net investment income of $129.2 million, or $0.34 per share, and net income of $303.6 million, or $0.79 per share, for the second quarter ended June 30, 2020. Reported net asset value per share was $14.52 at June 30, 2020 as compared to $14.09 at March 31, 2020.

Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation commented, “While this quarter was marked by unprecedented economic disruption, we believe our results highlight the strength of our team, credit quality and balance sheet. Our strategy of building a well-diversified, senior-oriented portfolio and conservative balance sheet has served our investors well and should allow us to deliver attractive returns in the future. As a result, we are well positioned to both support our existing borrowers where necessary and selectively pursue new opportunities, where we believe our scale, expertise and focus make us a partner of choice.”

The Company’s Board of Directors has declared a third quarter 2020 dividend of $0.31 per share and had previously declared a special dividend of $0.08 per share, both for stockholders of record as of September 30, 2020, payable on or before November 13, 2020.

The Board of Directors has previously declared the following special dividends, for shareholders of record as of the last day of each respective quarter:

•	Q1 2020: $0.08 per share
•	Q2 2020: $0.08 per share
•	Q3 2020: $0.08 per share
•	Q4 2020: $0.08 per share

PORTFOLIO AND INVESTING ACTIVITY

For the three months ended June 30, 2020, new investment commitments totaled $342.7 million. This compares to $731.0 million for the three months ended March 31, 2020.

For the three months ended June 30, 2020, the principal amount of new investments funded was $308.0 million across 3 new portfolio companies and 13 existing portfolio companies. For this period, the Company had $165.5 million aggregate principal amount in exits and repayments.

For the three months ended March 31, 2020, the principal amount of new investments funded was $615.8 million across 7 new portfolio companies and 11 existing portfolio companies. For this period, the Company had $417.9 million aggregate principal amount in exits and repayments.

As of June 30, 2020 and March 31, 2020, the Company had investments in 102 and 101 portfolio companies with an aggregate fair value of $9.2 billion and $8.9 billion, respectively. As of June 30, 2020, the average investment size in each portfolio company was $90.3 million based on fair value.

As of June 30, 2020, based on fair value, our portfolio consisted of 80.2% first lien senior secured debt investments, 17.1% second lien senior secured debt investments, 0.1% unsecured notes, 1.1% investment funds and vehicles, and 1.5% equity investments.

As of March 31, 2020, based on fair value, our portfolio consisted of 80.1% first lien senior secured debt investments, 17.6% second lien senior secured debt investments, 1.0% investment funds and vehicles, and 1.3% equity investments.

As of June 30, 2020 and March 31, 2020, approximately 97.3% and 97.7% of the portfolio was invested in secured debt, respectively. As of June 30, 2020, 98.7% of our debt investments based on fair value in our portfolio were at floating rates.

As of June 30, 2020 and March 31, 2020, the weighted average total yield of accruing debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 7.9% and 8.4%, respectively, and the weighted average total yield of accruing debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 7.7% and 8.0%, respectively.

As of June 30, 2020, 2 investments with an aggregate fair value of $165.0 million were on non-accrual status, representing less than 2% of the total fair value of the portfolio.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 2020

Investment Income

Investment income increased to $190.2 million for the three months ended June 30, 2020 from $176.1 million for the three months ended June 30, 2019. The increase was primarily due to an increase in our investment portfolio, partially offset by a decrease in our portfolio yield period over period.

Expenses

Total expenses, after the effect of management and incentive fee waivers, increased to $61.7 million for the three months ended June 30, 2020 from $56.7 million for the three months ended June 30, 2019, which was primarily due to an increase in net management fees, professional fees and interest expense. Net management fees increased as a result of an increase in total assets period over period. The increase in interest expense was primarily driven by an increase in average daily borrowings, partially offset by a decrease in the average interest rate period over period.

Liquidity and Capital Resources

As of June 30, 2020, we had $0.2 billion in cash and restricted cash, $3.5 billion in total principal value of debt outstanding, and $1.7 billion of undrawn capacity on our credit facilities. The Company’s weighted average interest rate on debt outstanding was 3.6% and 4.2% for the three months ended June 30, 2020 and March 31, 2020, respectively. Ending debt to equity was 0.60x and 0.60x during the three months ended June 30, 2020 and March 31, 2020, respectively.

COVID-19 Developments

During the three months ended June 30, 2020, the Company’s operating results continued to be impacted by the current economic and financial market conditions related to the COVID-19 pandemic. We continue to assess the impact of COVID-19 on our portfolio companies. Though the magnitude of the impact remains to be seen, certain of our portfolio companies and, by extension, select operating results may be adversely impacted by COVID-19. For additional information about the COVID-19 pandemic and its potential impact on our results of operations and financial condition, please refer to the “COVID-19 Developments” section and additional disclosure in our Form 10-Q for the quarter ended June 30, 2020.

Conference Call and Webcast Information

Conference Call Information:

The conference call will be broadcast live on August 5, 2020 at 10:00 a.m. Eastern Time on the Investor Resources section of ORCC’s website at www.OwlRockCapitalCorporation.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (866) 393-4306
•	International: (734) 385-2616
•	Conference ID: 4578626

All callers will need to enter the Conference ID followed by the # sign and reference “Owl Rock Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available for 14 days via a webcast link located on the Investor Resources section of ORCC’s website, and via the dial-in numbers listed below:

•	Domestic: (855) 859-2056
•	International: (404) 537-3406
•	Conference ID: 4578626

Financial Highlights

	For the three months ended
	June 30, 2020	March 31, 2020	June 30, 2019
Investments at Fair Value	$9,210,730	$8,938,345	$7,240,755
Total Assets	$9,497,126	$9,418,293	$7,547,803
Net Asset Value Per Share	$14.52	$14.09	$15.28

Investment Income	$190,242	$204,732	$176,135
Net Investment Income	$129,162	$146,256	$119,622
Net Income	$303,619	$(312,590)	$124,670

Net Investment Income Per Share	$0.34	$0.37	$0.42
Net Realized and Unrealized Gains (and Losses) Per Share	$0.45	$(1.17)	$0.02
Net Income Per Share	$0.79	$(0.79)	$0.44
Distributions Declared from Net Investment Income Per Share	$0.39	$0.39	$0.44

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	7.9%	8.4%	9.1%
Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	7.7%	8.0%	9.1%
Percentage of Debt Investment Commitments at Floating Rates	98.7%	100.0%	99.7%

consolidated statements of ASSETS and LIABILITIES

	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $9,358,260 and $8,738,520, respectively)	$9,052,040	$8,709,700
Controlled, affiliated investments (amortized cost of $167,652 and $90,336, respectively)	158,690	89,525
Total investments at fair value (amortized cost of $9,525,912 and $8,828,856, respectively)	9,210,730	8,799,225
Cash (restricted cash of $7,964 and $7,587, respectively)	187,985	317,159
Interest receivable	52,078	57,632
Receivable for investments sold	—	9,250
Receivable from a controlled affiliate	2,260	2,475
Prepaid expenses and other assets	44,073	17,878
Total Assets	$9,497,126	$9,203,619
Liabilities
Debt (net of unamortized debt issuance costs of $55,111 and $44,302, respectively)	$3,494,872	$3,038,232
Distribution payable	150,028	137,245
Management fee payable	17,301	16,256
Payables to affiliates	3,314	5,775
Payable for investments purchased	212,989	—
Accrued expenses and other liabilities	32,859	28,828
Total Liabilities	3,911,363	3,226,336
Commitments and contingencies (Note 7)
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 384,686,586 and 392,129,619 shares issued and outstanding, respectively	3,847	3,921
Additional paid-in-capital	5,875,597	5,955,610
Total distributable earnings (losses)	(293,681)	17,752
Total Net Assets	5,585,763	5,977,283
Total Liabilities and Net Assets	$9,497,126	$9,203,619
Net Asset Value Per Share	$14.52	$15.24

consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$183,246	$171,364	$381,639	$317,803
Dividend Income	920	—	920	—
Other income	3,815	2,187	7,966	4,526
Total investment income from non-controlled, non-affiliated investments	187,981	173,551	390,525	322,329
Investment income from controlled, affiliated investments:
Dividend income	2,261	2,584	4,449	5,281
Total investment income from controlled, affiliated investments	2,261	2,584	4,449	5,281
Total Investment Income	190,242	176,135	394,974	327,610
Expenses
Interest expense	39,185	36,858	73,142	71,587
Management fee	34,602	15,455	68,392	30,641
Performance based incentive fees	22,603	—	48,198	—
Professional fees	3,300	2,342	6,452	4,475
Directors' fees	221	133	454	276
Other general and administrative	1,741	1,946	3,905	3,551
Total Operating Expenses	101,652	56,734	200,543	110,530
Management and incentive fees waived (Note 3)	(39,904)	—	(82,394)	—
Net Operating Expenses	61,748	56,734	118,149	110,530
Net Investment Income (Loss) Before Taxes	128,494	119,401	276,825	217,080
Excise tax expense (benefit)	(668)	(221)	1,407	1,452
Net Investment Income (Loss) After Taxes	$129,162	$119,622	$275,418	$215,628
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$167,515	$4,042	$(276,620)	$20,470
Controlled affiliated investments	6,748	1,016	(8,151)	3,062
Translation of assets and liabilities in foreign currencies	205	—	124	(22)
Total Net Change in Unrealized Gain (Loss)	174,468	5,058	(284,647)	23,510
Net realized gain (loss):
Non-controlled, non-affiliated investments	—	(179)	348	(183)
Foreign currency transactions	(11)	169	(90)	203
Total Net Realized Gain (Loss)	(11)	(10)	258	20
Total Net Realized and Change in Unrealized Gain (Loss)	174,457	5,048	(284,389)	23,530
Net Increase (Decrease) in Net Assets Resulting from Operations	$303,619	$124,670	$(8,971)	$239,158
Earnings Per Share - Basic and Diluted	$0.79	$0.44	$(0.02)	$0.92
Weighted Average Shares Outstanding - Basic and Diluted	385,469,952	284,750,731	389,455,832	260,453,529

portfolio and investment activity

	For the Three Months Ended June 30,
($ in thousands)	2020	2019
New investment commitments
Gross originations	$401,202	953,381
Less: Sell downs	(58,500)	-
Total new investment commitments	$342,702	$953,381
Principal amount of investments funded:
First-lien senior secured debt investments	$295,586	$630,213
Second-lien senior secured debt investments	3,125	140,684
Unsecured debt investments	9,300	—
Equity investments	—	1,991
Investment funds and vehicles	—	—
Total principal amount of investments funded	$308,011	$772,888
Principal amount of investments sold or repaid:
First-lien senior secured debt investments	$(123,519)	$(419,460)
Second-lien senior secured debt investments	(42,000)	(43,700)
Unsecured debt investments	—	—
Equity investments	—	—
Investment funds and vehicles	—	(2,000)
Total principal amount of investments sold or repaid	$(165,519)	$(465,160)
Number of new investment commitments in new portfolio companies(1)	3	13
Average new investment commitment amount	$95,456	$54,791
Weighted average term for new investment commitments (in years)	5.3	6.3
Percentage of new debt investment commitments at floating rates	67.2%	100.0%
Percentage of new debt investment commitments at fixed rates	32.8%	0.0%
Weighted average interest rate of new investment commitments(2)	7.9%	8.2%
Weighted average spread over LIBOR of new floating rate investment commitments	7.4%	5.9%

________________

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.30% and 2.32% as of June 30, 2020 and 2019, respectively.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of June 30, 2020, ORCC had investments in 102 portfolio companies with an aggregate fair value of $9.2 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $18.1 billion of assets under management as of June 30, 2020.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-651-4705

orccir@owlrock.com

Media Contact:

Prosek Partners

David Wells / Kelly Smith Aceituno / Josh Clarkson

pro-owlrock@prosek.com